Exhibit 107

Calculation of Filing Fee Tables

FORM S-8

(Form Type)

RF Industries, Ltd.

(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity (3)	Common Stock	Other(2)	1,000,000	$4.06	$4,060,000.00	0.00015310	$621.59
Total Offering Amounts					$4,060,000.00		$621.59
Total Fee Offsets							$0
Net Fee Due							$621.59

1. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 covers any additional securities to be offered or issued from stock splits, stock dividends or similar transactions or pursuant to anti-dilution adjustments.

2. Estimated pursuant to Rule 457(c) and (h) solely for purposes of calculating the registration fee. The price is calculated on the basis of the average of the high and low prices of the Registrant’s shares of common stock on October 22, 2024, as reported on the Nasdaq Global Market.

3. Represents additional shares of the Registrant’s common stock issuable under the RF Industries, Ltd. 2020 Equity Incentive Plan (Amended), as amended.